Exhibit 8.1

February 6, 2007

Chase Bank USA, National Association

White Clay Center Building 200

Route 273

Newark, Delaware 19711

Re:	Chase Issuance Trust

Class B CHASEseries Notes, Series 2007-1

Ladies and Gentlemen:

We have acted as special U.S. federal income tax and Delaware income tax counsel to Chase Bank USA, National Association, a national banking association organized under the laws of the United States (the “Bank”), in connection with the issuance and sale of $415,000,000 of Class B CHASEseries Notes, Series 2007-1 (the “Class B(2007-1) Notes”) by the Chase Issuance Trust (the “Issuing Entity”) pursuant to the Second Amended and Restated Indenture, dated as of March 14, 2006 (the “Indenture”), as supplemented by the Amended and Restated Asset Pool One Supplement, dated as of October 15, 2004, as amended by the First Amendment thereto, dated as of May 10, 2005, and the Second Amendment thereto, dated as of February 1, 2006 (the “Asset Pool One Supplement”), and as supplemented by the Amended and Restated CHASEseries Indenture Supplement, dated as of October 15, 2004 (as amended from time to time, the “CHASEseries Indenture Supplement”), and as further supplemented by the Class B(2007-1) Terms Document, to be dated as of February 21, 2007 (the “Terms Document”); the Second Amended and Restated Transfer and Servicing Agreement (the “Transfer and Servicing Agreement”), dated as of March 14, 2006, among the Issuing Entity, the Bank, as transferor (in such capacity, the “Transferor”), servicer (in such capacity, the “Servicer”) and administrator, and Wells Fargo Bank, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”) and collateral agent (in such capacity, the “Collateral Agent”); the Third Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of March 14, 2006, between the Bank, as Transferor, and Wilmington Trust Company, as owner trustee (in such capacity, the “Owner Trustee”) for the Issuing Entity; the Second Amended and Restated Pooling and Servicing Agreement, dated as of March 14, 2006, as supplemented by the Amended and Restated Series 2002-CC Supplement, dated as of October 15, 2004, each among the Bank, as Transferor and Servicer, and The Bank of New York (Delaware), as trustee (the “Master Trust I Trustee”) of the First USA Credit Card Master Trust (the “Master Trust I”) (collectively, the “Pooling and Servicing Agreement I”); and

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February 6, 2007

the Fourth Amended and Restated Pooling and Servicing Agreement, dated as of March 14, 2006, among the Bank, as Transferor and Servicer, JPMorgan Chase Bank, National Association, as paying agent (in such capacity, the “Paying Agent”), and The Bank of New York, as trustee (in such capacity, the “Master Trust II Trustee”), as supplemented by the Series 2004-CC Supplement thereto, dated as of October 20, 2004 between the Bank and the Master Trust II Trustee of the Chase Credit Card Master Trust (the “Master Trust II”) (collectively, the “Pooling and Servicing Agreement II”). The Class B(2007-1) Notes will be offered for sale to investors pursuant to the Prospectus, dated February 6, 2007 (the “Prospectus”), and the Prospectus Supplement, dated February 6, 2007 (the “Prospectus Supplement”). The Issuing Entity has previously issued multiple tranches of, and anticipates issuing, from time to time, additional tranches of, CHASEseries Class A Notes (the “Class A Notes”), CHASEseries Class B Notes (together with the Class B(2007-1), the “Class B Notes”), and CHASEseries Class C Notes (the “Class C Notes,” and, together with the Class A Notes and the Class B Notes, the “Notes”).

All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning assigned to such terms in the Prospectus and the Prospectus Supplement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement filed with the Commission under the Act on January 27, 2006, (such registration statement, together with any information included in the Prospectus referred to below, being hereinafter referred to as the “Registration Statement”); (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the Transfer and Servicing Agreement; (v) the Indenture; (vi) the Asset Pool One Supplement; (vii) the Indenture Supplement; (viii) the Terms Document; (ix) the Trust Agreement; (x) the Pooling and Servicing Agreement I; (xi) the Pooling and Servicing Agreement II; (xii) the Notes to be issued; (xiii) the form of rating letters expected to be received from the Rating Agencies with respect to the Notes; and (xiv) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below (the Indenture, together with the Transfer and Servicing Agreement, the Asset Pool One Supplement, the CHASEseries Indenture Supplement, the Terms Document and the Trust Agreement, the “Transaction Documents”). We have assumed that all parties to such documents will comply with their obligations thereunder and that all such documents are enforceable according to their terms.

In connection with the issuance of the Class B(2007-1) Notes and the consummation of the transactions set forth in the Transaction Documents, you have requested our opinion that (i) for U.S. federal income tax and Delaware income tax purposes, the Class B(2007-1) Notes will be properly treated as debt, (ii) for U.S. federal income tax purposes, the Issuing Entity will not be classified as an association or a publicly traded partnership taxable as a corporation, and (iii) for U.S. federal income tax purposes, the issuance of the Class B(2007-1) Notes will not cause the Master Trust I or

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the Master Trust II to be classified as an association or a publicly traded partnership taxable as a corporation.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of the Bank and its officers and other representatives (without regard to any qualification or limitation as to knowledge or belief) and statements of public officials.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Transaction Documents and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, and we have assumed that all parties to such documents will comply with their obligations thereunder and that all such documents are enforceable according to their terms. In addition, we have relied upon the forms of the documents set forth in (ii) through (xiv) above and each other document included as an exhibit to the Registration Statement and have assumed that each such document will be executed in that form without material change. In addition, our opinion is premised on the accuracy of the facts set forth in the Prospectus and the facts set forth in the representations referred to in the Prospectus.

This opinion is also based upon the Internal Revenue Code of 1986, as amended (the “Code”),1 administrative rulings, judicial decisions, proposed, temporary, and final Treasury regulations, and other applicable authorities, all as of the date hereof. The statutory provisions, regulations, and interpretations upon which our opinions are based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in this opinion may not be asserted by the Internal Revenue Service and affirmed by the courts.

This opinion is based upon the terms and characteristics of the Class B(2007-1) Notes solely in the form that such Class B(2007-1) Notes are expected to be issued by the Issuing Entity to initial investors pursuant to the Indenture and does not in any way address the characterization of any derivative investments in any such Class B(2007-1) Notes or of any securities collateralized or otherwise supported by any such Class B(2007-1) Notes. This opinion is also based upon the Bank’s representation that it has not participated in the structuring, terms or characteristics of any such derivative investments or securities collateralized by the Class B(2007-1) Notes.

[1]	Unless otherwise stated, all section references are to the Code.

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February 6, 2007

As more precisely set forth in the discussion and opinion below: (i) the Class B(2007-1) Notes will properly be treated as debt for U.S. federal income tax purposes and Delaware income tax purposes, (ii) the Issuing Entity will not be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, and (iii) the issuance of the Class B(2007-1) Notes will not cause Master Trust I or Master Trust II to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

I. U.S. Federal Income Tax Characterization of the Class B(2007-1) Notes.

Whether the Class B(2007-1) Notes are debt or equity interests for U.S. federal income tax purposes is determined both by the terms of the Class B(2007-1) Notes and by whether the “substantial incidents of ownership” of the assets of the Issuing Entity have been transferred to the beneficial owners of the Class B(2007-1) Notes (the “Class B Noteholders”). See Watts Copy Sys., Inc. v. Comm’r, 67 T.C.M. (CCH) 2480, 2483 (1994); Coulter Elecs., Inc. v. Comm’r, 59 T.C.M. (CCH) 350 (1990), aff’d, 943 F.2d 1318 (11th Cir. 1991); United Surgical Steel Co. v. Comm’r, 54 T.C. 1215 (1970), acq., 1971-2 C.B. 1; Town & Country Food Co. v. Comm’r, 51 T.C. 1049 (1969), acq., 1969-2 C.B. XXIII; I.R.S. Gen. Couns. Mem. 39,567 (June 10, 1986); and I.R.S. Gen. Couns. Mem. 39,584 (Oct. 10, 1986). The assets of the Issuing Entity that provide security for the Class B(2007-1) Notes, from which amounts paid on the Class B(2007-1) are generated, and thus, that are relevant to this analysis, are the Collateral. Therefore, the most important considerations are: (i) whether the Class B Noteholders bear the burdens of ownership of the Collateral, (ii) whether the Class B Noteholders have any of the benefits of ownership of the Collateral, and (iii) whether the terms of the Class B(2007-1) Notes have features that are more characteristic of debt than of equity. As discussed below, the Class B Noteholders should not be viewed as obtaining the benefits and burdens of ownership of the Collateral, and the terms of the Class B(2007-1) Notes are more characteristic of debt than equity.

A. The Benefits and Burdens of the Collateral Will Not Inure to or be Borne by the Class B Noteholders.

1. The Burdens of Ownership are Not Borne by the Class B Noteholders. The principal burdens of ownership of the Collateral, which currently consists substantially of the Master Trust I Collateral Certificate and the Master Trust II Collateral Certificate (the “Collateral Certificates”) and the credit card receivables pledged to Asset Pool One (the “Trust Receivables”),2 are (a) the risk of loss due to the

[2]

In addition to the Collateral Certificates and the Trust Receivables, the Collateral (which consists solely of assets pledged to Asset Pool One) comprises: (1) the Excess Funding Account established for Asset Pool One; (2) the Collection Account established for Asset Pool One; (3) the Interest Funding Account (including all Sub-Accounts of such account) established for the Notes; (4) the Principal Funding Account (including all Sub-Accounts of such account) established for the Notes; (5) all amounts held in such accounts; (6) all rights, benefits and powers under the Transfer and Servicing Agreement with respect to the Collateral Certificates (and any additional

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failure of obligors of the Trust Receivables and receivables held by Master Trust I and Master Trust II (“Master Trust Receivables” and, together with the Trust Receivables, the “Receivables”)) to make timely payments on such receivables, which may cause such receivables to become defaulted receivables and which may reduce amounts received by the Issuing Entity as holder of the Collateral Certificates and the Trust Receivables (such risk, the “Credit Risk”), and (b) the risk that, as prevailing market rates for periodic finance charges and other fees and charges applicable to receivables comparable to the Receivables decline, the periodic finance charges and other fees and charges applied on the Receivables will be insufficient to make payments on the Class B(2007-1) Notes (“Market Risk”). These risks, under all reasonable default and interest rate fluctuation scenarios, are not borne by the Class B Noteholders.

a. Credit Risk is Not Borne by the Class B Noteholders.

Class B Noteholders will be insulated from Credit Risk by (i) CHASEseries Available Finance Charge Collections not (I) used to pay interest on the Notes; (II) used to pay the CHASEseries Servicing Fee; (III) reallocated as CHASEseries Principal Collections in order to cover the CHASEseries Default Amount and the aggregate Nominal Liquidation Amount Deficit of the Notes; and (IV) used to make deposits to the Class C Reserve Account (the CHASEseries Available Finance Charge Collections remaining after application of CHASEseries Available Finance Charge Collections pursuant to (I)-(IV) are referred to herein as “Excess Spread”);3 and (ii) the subordination of the Class C Notes to the Class B(2007-1) Notes.

i. Excess Spread. Losses on the Master Trust Receivables that are allocable to the Collateral Certificates and losses on the Trust Receivables (each of which may arise from the failure of obligors of such receivables to timely pay finance charges, fees, and other charges or the principal amount of such receivables) will first be absorbed by amounts that would otherwise constitute Excess

Asset Pool One Collateral Certificates and Asset Pool One Receivables); and (7) all proceeds and amounts derived from such assets. The Collateral may also comprise, from time to time: (1) additional Asset Pool One Collateral Certificates; (2) additional Trust Receivables; (3) additional bank accounts; and (4) rights, benefits and powers under Derivative Agreements, Supplemental Credit Enhancement Agreements, and Supplemental Liquidity Agreements.

3	The CHASEseries Available Finance Charge Collections will generally equal the sum of (1) the portion of the Asset Pool One Finance Charge Collections and the investment earnings on amounts on deposit in the Collection Account and the Excess Funding Account that are allocated to the Notes; (2) certain Finance Charge Collections originally allocated to the Transferor that are reallocated to the Notes; (3) investment earnings on amounts on deposit in the Principal Funding Account and the Interest Funding Account of the Notes; and (4) Shared Excess Available Finance Charge Collections from certain other series of notes issued by the Issuing Entity that are allocated to the Notes. At the time of issuance of the Class B(2007-1) Notes, no series of notes of the Issuing Entity will be outstanding other than the CHASEseries. Consequently, at the time of issuance, the Class B(2007-1) Notes will not benefit from Shared Excess Available Finance Charge Collections from other series of notes of the Issuing Entity.

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Spread. The net present value of the Spread is expected to be substantial under all reasonably expected scenarios.4

ii. Subordination of the Class C Notes. The Class C Notes are subordinated to the Class B Notes to the extent of the Class B Required Subordinated Amount of the Class C Notes. There is meaningful subordination of the Class C Notes. Subordination of the Class C Notes to the Class B Notes results from (I) the reallocation of Investor Charge-Offs, and (II) the reallocation of CHASEseries Available Principal Collections, the aggregate of which may not exceed the Class B Required Subordinated Amount of the Class C Notes for all outstanding tranches of B Notes.5 Pursuant to the Indenture, Investor Charge-Offs allocated to the Class B

[4]

The Issuing Entity intends to issue additional tranches of Class A Notes as well as Class B Notes and Class C Notes. Upon issuance of additional Notes, the Collateral will be increased by an amount equal to the principal amount of the additional Notes. Consequently, it is expected that the CHASEseries Available Finance Charge Collections will increase by an amount proportionate to the principal amount of additional Notes issued. The interest rates applicable to the additional Notes may, however, be greater than the weighted average interest rate applicable to the Notes outstanding as of the date hereof. As a result, the relative amount of interest payable on the Notes would increase which would potentially decrease the amount of Excess Spread relative to the principal amount of the Notes. The effect of such additional issuances will be limited by the Transaction Documents which provide, as a condition precedent to any such additional issuance, that the Issuing Entity must reasonably believe that such issuance will not cause an Early Amortization Event (as described below). Nevertheless, no assurance can be given that the Issuing Entity will not issue additional Notes that may affect the relative amounts of Excess Spread and, thus, the analysis set forth herein.

Furthermore, the issuance of additional Class A Notes may affect the potential amount of losses on the Class B Notes. Pursuant to the Transaction Documents, the Class B(2007-1) Notes will be subordinated to additional Class A Notes issued by the Issuing Entity. As described above, the amount of Collateral will increase by the principal amount of the additional Class A Notes. Since the amount of Collateral would be greater, if the rate of losses on the Collateral exceeded the expected rate of Excess Spread, the amount of losses allocated to the Class B(2007-1) Notes would be greater than if no additional Class A Notes had been issued. However, it is expected that the issuance of additional Class A Notes would increase the relative amount of Excess Spread, since it is expected that the initial interest rate applicable to such Notes would be less than the interest rate applicable to the Class B(2007-1) Notes. Thus, due to the increase in the relative amount of Excess Spread, the likelihood that losses would be allocated to the Class B(2007-1) Notes would be reduced, but due to the increase in the amount of Collateral, the potential adverse consequences to the Class B Noteholders of an allocation of losses would be greater. Pursuant to the Transaction Documents, as a condition precedent to the issuance of additional Class A Notes, the rating agencies described below must certify that the ratings of the Class B(2007-1) Notes will not be lowered. Consequently, there would remain a strong likelihood that all interest and principal on the Class B(2007-1) Notes would be paid and that the Class B Noteholders would not bear the risk of loss associated with ownership of the Collateral.

[5]

Subordination of the Class C Notes to the Class B Notes will also result from the order in which CHASEseries Available Finance Charge Collections are allocated to the Interest Funding Sub-Accounts for the Class A Notes, the Class B Notes, and the Class C Notes. Such collections will first be allocated to holders of the Class A Notes to the extent of interest due on the Class A Notes, then to Class B Notes to the extent of interest due on the Class B Notes, and then to holders of the Class C Notes to the extent of interest due on the Class C Notes. Thus, deficiencies in

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Noteholders will be reallocated to the holders of the Class C Notes to the extent of the Class B Required Subordinated Amount of the Class C Notes applicable to the Class B(2007-1) Notes. In addition, CHASEseries Available Principal Collections initially allocated to holders of the Class C Notes will be reallocated to the holders of Class B Notes to the extent of the lesser of (I) the deficit in the CHASEseries Available Finance Charge Collections allocated to the Class B Notes to pay interest on such Notes and (II) the Class B Required Subordinated Amount of the Class C Notes less the Investor Charge-Offs reallocated to the holders of the Class C Notes described above.

Given the net present value of the Excess Spread (as calculated above based upon the weighted average of (I) the rates of interest payable on the Notes that are fixed and (II) the rates at which the interest payable on the Notes other than at a fixed rate could be swapped), the Excess Spread constitutes a meaningful amount of subordination to the Class B Notes. Furthermore, the subordination of the Class C Notes to the Class B Notes, provides additional credit support to the holders of the Class B Notes. Consequently, the Class B Noteholders will not bear Credit Risk under any reasonable default scenarios.

b. Market Risk is Not Borne by the Class B Noteholders.

Due to the terms of the Transaction Documents which provide for the occurrence of an Early Amortization Event under the circumstances described below, in all reasonable interest rate fluctuation scenarios Market Risk will not be borne by the Class B Noteholders but instead will be borne by the Bank as holder of the Asset Pool One Transferor Certificate (the “Transferor Interest”).

An Early Amortization Event will occur if the average Excess Spread Percentage6 for any three consecutive Monthly Periods is less than zero (which amount is subject to increase by the Indenture Trustee provided that certain conditions are met). Thus, an Early Amortization Event will occur if the yield on the Master Trust Receivables allocable to the Collateral Certificates and the yield on the Trust Receivables

CHASEseries Available Finance Charge Collections will first be borne by holders of the Class C Notes as a result of the priority of interest payments.

[6]

The Excess Spread Percentage equals the amount, if any, by which the Portfolio Yield exceeds the Base Rate for any Monthly Period. The Portfolio Yield is generally the percentage equivalent of the (i) sum of Asset Pool One Finance Charge Collections allocated to the Notes; investment earnings on certain amounts on deposit in the Collection Account and the Excess Funding Account and on amounts on deposit in the Interest Funding Sub-Accounts of the Notes; and certain proceeds from the sale of Collateral minus the sum of the CHASEseries Default Amount and the deficiencies of investment earnings on amounts on deposit in the Principal Funding Sub-Accounts of the Notes that are not covered by allocations of Transferor Finance Charge Collections, divided by (ii) the aggregate Nominal Liquidation Amount of the Notes. The Base Rate is generally the sum of (i) the percentage equivalent of the CHASEseries Servicing Fee divided by Nominal Liquidation Amount of the Notes, and (ii) the weighted average interest rate on the Notes.

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(plus earnings on certain amounts on deposit in certain accounts of the Issuing Entity) does not continue to provide sufficient funds to make interest payments on the Notes, pay the portion of the Servicing Fee allocable to the Notes, and cover CHASEseries Default Amounts. In such events, payment of principal on the Class B(2007-1) Notes will be accelerated, and as a result, fewer interest payments will become due on the Class B(2007-1) Notes. Market Risk will, therefore, be shifted from the Class B Noteholders to the owner of the Accounts (i.e., the Bank).

Consequently, given the requirement to accelerate the repayment of principal on the Class B(2007-1) Notes when the yield on the Receivables declines, in all reasonable interest rate fluctuation scenarios, Market Risk will not be borne by the Class B Noteholders.

c. Rating Agency Ratings of Notes. The Class B(2007-1) Notes will be rated “A” by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., “A2” by Moody’s Service, Inc., and “A” by Fitch, Inc. Such ratings indicate a strong likelihood that all interest and principal will be paid and that the Class B Noteholders do not bear the risk of loss associated with ownership of the Collateral.

2. The Benefits of Ownership are not Transferred to Noteholders. The benefits of ownership of the Collateral will arise from (i) certain changes in prevailing market finance charge rates for receivables comparable to the Receivables, (ii) lower than expected repayment rates on the Receivables in certain instances, (iii) lower than expected default rates on the Receivables, and (iv) increases in the finance charge rates and other fees and charges payable on the Receivables. In each of these instances, the benefits of ownership of the Collateral will inure to the Bank.

a. Changes in the Prevailing Market Finance Charge Rates for Comparable Receivables. If prevailing market finance charge rates for receivables comparable to the Receivables decrease in relation to the yield on the Receivables, the Trust Receivables, as well as the Master Trust Receivables and consequently, the Collateral Certificates, will increase in value. The Bank, as holder of the Transferor Interest, will benefit from such increase in value of the Collateral Certificates and the Trust Receivables through an increase in the value of the Transferor Interest.

b. Lower than Expected Repayment Rates on The Receivables. If prevailing market finance charge rates for receivables comparable to the Receivables remain constant, but customers take a longer period of time to pay their principal balances, the Transferor will benefit by continuing to receive Excess Spread over a longer period of time.

c. Lower than Expected Default Rates on The Receivables. To the extent that default rates on the Receivables are less than expected, a lesser amount of CHASEseries Available Finance Charge Collections will be reallocated as CHASEseries Principal Collections. This will result in larger amounts of Excess Spread

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and, generally, larger distributions to the Transferor in respect of the Transferor Interest. The Transferor will also benefit directly from lower default rates, since lesser Default Amounts will be allocated to the Transferor Interest.

d. Increases in Finance Charge Rates and Other Fees and Charges Payable on the Receivables. Any increase (to the extent permitted by applicable law and the terms of the Transaction Documents) in the rate at which finance charges and other fees and charges are assessed on the Accounts will also, generally, increase the amount of CHASEseries Available Finance Charge Collections and, thus, the amount of Excess Spread. Such increased amounts of Excess Spread will generally increase the distributions to the Transferor in respect of the Transferor Interest.

Consequently, all of the benefits of ownership of the Collateral will inure to the Bank, as Transferor, rather than to the Class B Noteholders.

B. Other Factors. The terms of the Class B(2007-1) Notes and the Transaction Documents also support the conclusion that the Class B(2007-1) Notes will be characterized as debt for U.S. federal income tax purposes.

•	The Class B(2007-1) Notes are denominated as debt;

•

The terms of the Master Trust Receivables, the Collateral Certificates, and the Trust Receivables differ materially from the terms of the Class B(2007-1) Notes with regard to their respective payments terms, including interest rates and maturity dates;

•	Master Trust I and Master Trust II will retain legal title to the Master Trust Receivables, and the Issuing Entity will retain legal title to the Trust Receivables;

•

The Collateral Certificates will not represent ownership interests in any specific Master Trust Receivable but will entitle its holder to an allocation of amounts received on a pool of Master Trust Receivables;

•	The Master Trust Receivables constituting the pool of Master Trust Receivables from which amounts are allocable to the Collateral Certificates will change during the term of the Class B(2007-1) Notes;

•	The pool of Trust Receivables will change during the term of the Class B(2007-1) Notes;

•	The Bank, as Servicer, is responsible for servicing and management, collection and administration of the Receivables and will bear all costs and expenses incurred in connection with such activities;

•	The Bank will agree to indemnify the Issuing Entity for the entire amount of losses, claims, damages or liabilities arising out of the activities of the Bank, as Servicer;

•	The Collateral Agent, on behalf of the Class B Noteholders, has the right to inspect the Servicer’s documentation, a right which is common in loan transactions; and

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•	The Bank, as Servicer, collects the payments on the Collateral Certificates without significant supervision by the Indenture Trustee or Class B Noteholders.

The foregoing additional factors support the conclusion that the transaction described in the Transaction Documents constitutes a loan from the Class B Noteholders.

Based on the foregoing, and as of the date hereof, although there is no authority directly applicable to the facts of this transaction, in our opinion the Class B(2007-1) Notes will be properly treated as debt for U.S. federal income tax purposes.

II. Delaware Income Tax Characterization of the Class B(2007-1) Notes.

In rendering the following opinion regarding state income taxation in Delaware, we have considered and relied upon the applicable provisions of the tax laws of Delaware, the regulations promulgated thereunder, cases and administrative rulings and such other authorities as we have deemed appropriate.

Based on the foregoing, and as of the date hereof, although there is no authority directly applicable to the facts of this transaction, in our opinion the Class B(2007-1) Notes will be properly treated as debt for Delaware income tax purposes.

III. Classification of the Issuing Entity for U.S. Federal Income Tax Purposes.

A. In General.

As described below, the number of equity holders of the Issuing Entity is relevant to the classification of the Issuing Entity for U.S. federal income tax purposes. The Transferor Interest, which entitles the holder thereof to collections on a portion of the Receivables as well as to certain amounts of Excess Spread, will be treated as an equity interest in the Issuing Entity.7 The Transferor is the holder of the Transferor Interest.8

[7]

In many respects, the Issuing Entity is similar to trusts established to hold collateral pledged as security in connection with lending transactions. In such situations, the trust is disregarded and the collateral is treated as held directly by the trust beneficiary. Treas. Reg. § 1.61-13(b); Rev. Rul. 76-265, 1976-2 C.B. 448; see also Rev. Rul. 73-100, 1973-1 C.B. 613 (domestic corporation’s transfer of securities to Canadian security holder, to secure liabilities to policyholders in Canada, does not create a trust where discretionary powers retained by corporation); Rev. Rul. 71-119, 1971-1 C.B. 163 (settlement fund administered by “trustee” not a trust). If the Issuing Entity were characterized as a mere security device, it would not be classified as an association or publicly traded partnership taxable as a corporation. Since, however, the same conclusion would be achieved under Treas. Reg. § 301.7701-1 et. seq., the characterization of the Issuing Entity as a mere security device is not a basis for the opinions set forth herein.

[8]

One affiliate of the Bank has entered into an agreement with the Bank whereby the affiliate holds the right to receive from the Bank certain percentages of the amounts received by the Bank (the “Participation Interest”) on the Transferor Interest and the Master Trust I transferor interest and

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The Class B(2007-1) Notes, as described above, will be treated as debt and, thus, will not be treated as equity interests in the Issuing Entity. An Opinion of Counsel was rendered in connection with the issuance of each class of Notes outstanding as of the date hereof which opinion stated that such Notes would be properly treated as debt for U.S. federal income tax purposes. Thus, assuming the accuracy of such Opinions of Counsel, the Notes outstanding as of the date hereof will not be treated as equity interests in the Issuing Entity. Consequently, as of the date hereof, the Issuing Entity will have a single owner consisting of the Transferor as holder of the Transferor Interest.

Pursuant to Treas. Reg. §§ 301.7701-3(a) and (b), and unless otherwise classified pursuant to other provisions of the Code and Treasury regulations,9 a domestic “eligible entity” (i.e., an entity not classified as a trust pursuant to Treas. Reg. § 301.7701-4 and not explicitly classified as a corporation pursuant to Treas. Reg. § 301.7701-2(b)) with a single owner is treated as an entity the existence of which is disregarded (and the assets of which are treated as held directly by such owner) and a domestic “eligible entity” with more than one owner is treated as a partnership, provided that no election to be treated as an association taxable as a corporation is filed on behalf of such entity. Thus, because no such election may be filed on behalf of the Issuing Entity10 and because the Issuing Entity is an “eligible entity,”11 the Issuing Entity will not be treated as an association taxable as a corporation and will not otherwise be taxable as a corporation provided that the Issuing Entity is not classified as a publicly traded partnership (a “PTP”) taxable as a corporation.

Master Trust II transferor interest (the “Master Trust Transferor Interests”). The Internal Revenue Service might assert that this Participation Interest represents an ownership interest in the Transferor Interest and the Master Trust Transferor Interests. If such assertion were successful, the Transferor Interest would be held by multiple parties, and thus, the Issuing Entity would have multiple equity holders for U.S. federal income tax purposes. Furthermore, if the Participation Interest were treated as an ownership interest and if the Issuing Entity were treated as a mere security device, the Collateral Certificates would also be treated as held by multiple parties. As described below, neither characterization should affect the conclusions reached herein. Consequently, it is assumed for purposes of this opinion that the Participation Interest will not be treated as an ownership interest in either the Issuing Entity or the Collateral Certificates.

[9]	See Treas. Reg. § 301.7701-1(b).
[10]

Section 4.07 of the Transfer and Servicing Agreement provides that “[t]he parties hereto agree that they shall not cause or permit the making, as applicable, of any election under Treasury Regulation Section 301.7701-3 whereby the [Issuing Entity] or any portion thereof would be treated as a corporation for federal income tax purposes.”

[11]

The Issuing Entity will not be classified as a trust for U.S. federal income tax purposes, because the Issuing Entity was not formed merely to “vest in trustees responsibility for the protection and conservation of property for beneficiaries . . . .” Treas. Reg. §§ 301.7701-4(a). Furthermore, the Issuing Entity is not an entity explicitly classified as a corporation pursuant to Treas. Reg. § 301.7701-2(b).

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February 6, 2007

B. The Issuing Entity Will Not be Classified as a Publicly Traded Partnership.

Section 7704 provides that, subject to certain exceptions, a partnership the equity interests in which are (i) “traded on an established securities market”12 (the “Traded” test), or (ii) “readily tradable on a secondary market (or the substantial equivalent thereof)” (the “Secondary Market Equivalent” test) is a PTP that will be taxable as a corporation for U.S. federal income tax purposes. Thus, to avoid classification of the Issuing Entity as a PTP, none of the Transferor Interests may be traded or tradable as described in Section 7704.

1. The Issuing Entity Is Not a Partnership for U.S. Federal Income Tax Purposes.

As described above, the Issuing Entity will have one equity interest holder as of the date hereof. Consequently, the Issuing Entity will not be a partnership for U.S. federal income tax purposes. Thus, the Issuing Entity will not be a PTP for U.S. federal income tax purposes.

2. Subsequent Transfers.

Although the Transferor Interest may be transferred in some limited circumstances (which transfer may result in the Issuing Entity being classified as a partnership for U.S. federal income tax purposes), an Issuing Entity Tax Opinion must be issued as a condition to such transfer.13 An Issuing Entity Tax Opinion must provide, among other things, that such transfer would not cause the Issuing Entity to be treated as an association or a publicly traded partnership taxable as a corporation.14

Based upon the foregoing, in our opinion the Issuing Entity will not be classified as an association or a publicly traded partnership taxable as a corporation as of the date hereof for U.S. federal income tax purposes.

[12]

Treasury regulations provide that, for these purposes, an “established securities market” includes, among other things, “[a]n interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise.” Treas. Reg. § 1.7704-1(b).

[13]	See Section 3.02 of the Trust Agreement.
[14]

We note that the current form of the Underwriting Agreement has a requirement to deliver an Issuing Entity Tax Opinion as a condition precedent to the issuance of additional Notes of the Issuing Entity. See, e.g., Section 8(h) of the Underwriting Agreement, dated as of February 6, 2007, among the Issuing Entity, the Bank as Transferor and Servicer, and J.P. Morgan Securities Inc., as an underwriter and as representative of the underwriters named in the Terms Agreement.

Chase Bank USA, National Association

February 6, 2007

IV. Classification of Master Trust I and Master Trust II for U.S. Federal Income Tax Purposes.

As described above with respect to the Issuing Entity, Master Trust I and Master Trust II will not be taxable as corporations provided that no elections to be treated as associations taxable as corporations are filed by or on behalf of Master Trust I or Master Trust II and that Master Trust I and Master Trust II are not classified as PTPs.15 The Bank has represented that no such elections will be filed in connection with the issuance of the Class B(2007-1) Notes.

Master Trust I and Master Trust II will not be classified as PTPs provided that the equity interests of Master Trust I and Master Trust II satisfy both the Traded and the Secondary Market Equivalent tests. The Bank has represented that none of the interests of Master Trust I or Master Trust II, including the Collateral Certificates (but excluding interests for which an Opinion of Counsel has been rendered that such interests would be treated as debt for U.S. federal income tax purposes), are “traded on an established securities market.” Accordingly, based on that representation, the Traded test will be satisfied. Treasury regulations promulgated under Section 7704 provide that the Secondary Market Equivalent test will be satisfied if (i) all interests in such partnership’s capital or profits were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended (the “Act”),16 and (ii) the partnership does not have more than 100 partners at any time during the taxable year of the partnership.17

As described above, the Issuing Entity will be disregarded as an entity separate from its owner, the Bank, as of the date hereof. Therefore, the Collateral, including the Collateral Certificates (which are equity interests of Master Trust I and Master Trust II for U.S. federal income tax purposes), will be treated as owned by the Bank. Moreover, the Bank has represented that it currently holds all of the equity interests of Master Trust I and Master Trust II.18 Consequently, any increase in the average principal balance of the Collateral Certificates occurring in connection with the

[15]

Master Trust I and Master Trust II will not be classified as trusts for U.S. federal income tax purposes, because Master Trust I and Master Trust II were not formed merely to “vest in trustees responsibility for the protection and conservation of property for beneficiaries . . . .” Treas. Reg. §§ 301.7701-4(a). Furthermore, Master Trust I and Master Trust II are not entities explicitly classified as corporations pursuant to Treas. Reg. § 301.7701-2(b).

[16]

This exception applies only if the interests were not exempted from registration under the Act due to Regulation S under the Act, provided that the exception shall still apply if the issuance would not have been required to be registered under the Act if made within the United States. The Collateral Certificates were not issued pursuant to Regulation S under the Act.

[17]	Treas. Reg. § 1.7704-1(h).
[18]	The Bank has represented that it is the holder of the Master Trust Transferor Interests and will retain all or a portion of amounts received with respect to such Master Trust Transferor Interests.

Chase Bank USA, National Association

February 6, 2007

issuance of the Class B(2007-1) Notes will not increase the number of holders of equity interests in Master Trust I or Master Trust II.19 Furthermore, the Collateral Certificates were not issued, and the average principal balance of the Collateral Certificates will not be increased in connection with the issuance of the Class B(2007-1) Notes, in a transaction required to be registered under the Act. Hence, as of the date hereof there are fewer than 100 potential “partners” in each of Master Trust I and Master Trust II.20 In addition, the Collateral Certificates and the Master Trust Transferor Interests may not be transferred unless an Opinion of Counsel is rendered that such transfer will not cause Master Trust I or Master Trust II to be treated as an association (or publicly traded partnership) taxable as a corporation.21 As a result, as of the date hereof, the issuance of the Class B(2007-1) Notes will not cause any of the equity interests in Master Trust I or Master Trust II to be treated as “readily tradable on a secondary market (or the substantial equivalent thereof).”

Based upon the foregoing, and as of the date hereof, in our opinion the issuance of the Class B(2007-1) Notes will not cause the Master Trust I or Master Trust II to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

V. Federal Tax Matters in Prospectus.

Based upon the foregoing and in reliance thereon, we hereby confirm that, although the discussion set forth in the Prospectus under the heading “Federal Income Tax Consequences” and in the Prospectus Supplement under the head “Federal Income

[19]

If the Issuing Entity were treated as a mere security device and the Participation Interest were treated as an ownership interest in the Collateral Certificates, the conclusions reached herein should not be affected. Because the holder of the Participation Interest would also be treated as holding a portion of the Master Trust Transferor Interests, the number of partners in the Master Trust would not increase. If the Participation Interest were treated as an ownership interest in the Transferor Interest and the Issuing Entity were not treated as a mere security device, the conclusions reached herein should also not be affected. In such event, for purposes of Treas. Reg. § 1.7704-1(h), either the Issuing Entity would be treated as the holder of the Collateral Certificates or, pursuant to Treas. Reg. § 1.7704-1(h)(3), the Bank and the holder of the Participation Interest would be treated as the holders of the Collateral Certificates. In either case, the issuance of the Class B(2007-1) Notes would not affect such characterization and, thus, would not cause Master Trust I or Master Trust II to be treated as an association or publicly traded partnership taxable as a corporation.

[20]

We also note that the Bank has covenanted to use its reasonable efforts to monitor the number of holders of interests in each of Master Trust I and Master Trust II and to take reasonable actions within the Bank’s control to prevent the total number of holders of interests in either Master Trust I or Master Trust II (but excluding interests for which an Opinion of Counsel has been rendered that such interests would be treated as debt for U.S. federal income tax purposes) from being equal to or greater than one hundred.

[21]	See Sections 6.03(b) and 11 of the Pooling and Servicing Agreement I and Sections 6.3(b) and 11 of the Pooling and Servicing Agreement II.

Chase Bank USA, National Association

February 6, 2007

Tax Consequences” does not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership, and disposition of the Notes, subject to the agreements, qualifications, assumptions, and Trust’s determinations referred to therein, such discussion constitutes, in all material respects, a fair and accurate summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the Class B(2007-1) Notes under current U.S. federal income tax law.

*    *    *    *

Chase Bank USA, National Association

February 6, 2007

Except as set forth above, we express no other opinion. This opinion is furnished to you in connection with the transaction described herein and is not to be relied upon for any other purpose or by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP